As filed with the Securities and Exchange Commission on February 10, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NeuroOne Medical Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	3841	27-0863354
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

7599 Anagram Dr., Eden Prairie, MN 55344

952-426-1383

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Rosa

7599 Anagram Dr., Eden Prairie, MN 55344

952-426-1383

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Phillip D. Torrence, Esq.

Emily J. Johns, Esq.

Honigman LLP

650 Trade Centre Way, Suite 200

Kalamazoo, MI 49002

Phone: (269) 337-7702

Fax: (269) 337-7703

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	12,500,000		$2.425	(2)	$30,312,500	$3,307.09
Warrants(3)	–		–		–	–
Common stock, par value $0.001 per share, issuable upon exercise of Warrants	12,500,000	(4)	$2.425	(5)	$30,312,500	$3,307.09
Total						$6,614.18

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, using the average of the high and low prices of our common stock as reported on the OTCQB on February 3, 2021, a date within five business days prior to the date of filing of this registration statement.

(3)	No separate fee is required pursuant to Rule 457(g) or Rule 457(i) under the Securities Act.

(4)	Represents shares of common stock issuable upon exercise of certain warrants to purchase shares of the registrant’s common stock, at an exercise price currently fixed at $1.75 per share, to be offered and sold by the selling stockholders identified in this registration statement.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) and Rule 457(c) under the Securities Act, based upon the higher of (i) the price at which the warrants may be exercised and (ii) the average of the high and low prices for a share of the registrant’s common stock as reported on the OTCQB on February 3, 2021.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2021

NeuroOne Medical Technologies Corporation

12,500,000 Units Consisting of Shares of Common Stock and Warrants (and Shares of Common Stock Underlying Such Warrants) Offered by Selling Stockholders

This prospectus relates to the public offering by the selling stockholders listed on page 8 (the “Selling Stockholders”) of (i) 12,500,000 shares of our common stock, par value $0.001 per share (the “Common Stock”) of NeuroOne Medical Technologies Corporation (the “Company”) and (ii) warrants to purchase 12,500,000 shares of Common Stock (and the shares underlying the warrants). We are registering these securities on behalf of the Selling Stockholders, to be offered and sold by them from time to time.

We are not selling any securities under this prospectus and we will not receive proceeds from the sale of Common Stock by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 12,500,000 shares of Common Stock, would result in gross proceeds to the Company of $21.9 million.

We will pay the expenses of registering the shares of Common Stock offered by this prospectus, but all selling and other expenses incurred by each Selling Stockholder will be paid by such Selling Stockholder. The Selling Stockholders may sell the shares of our Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell shares of our Common Stock will be determined by the prevailing market price for shares of our Common Stock or in negotiated transactions.

Investing in our Common Stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 5 of this prospectus and in our Annual Report on Form 10-K for the year ended September 30, 2020, as amended, as well as the information included or incorporated by reference in this prospectus before purchasing any of the shares offered by this prospectus.

Our Common Stock is quoted on the OTCQB and trades under the symbol “NMTC.” The last reported sale price of our Common Stock on the OTCQB on February 9, 2021 was $3.44 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2021

NEUROONE MEDICAL TECHNOLOGIES CORPORATION

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”). It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the securities being offered. You should review the information and exhibits in the registration statement for further information about us and the securities being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the additional information described under the sections entitled “Where to Find Additional Information” and “Incorporation of Certain Information by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein is accurate as of any date other than the date on the front of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included or incorporated by reference in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors” and our filings incorporated by reference herein to which we have referred you in the sections “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference”, and our financial statements, related notes and other financial information included or incorporated by reference in this prospectus, before deciding to buy shares of our Common Stock. Unless the context requires otherwise, references in this prospectus to “we,” “us,” “the Company” and “our” refer to NeuroOne Medical Technologies Corporation.

About Us

We are a medical technology company focused on the development and commercialization of thin film electrode technology for continuous electroencephalogram (cEEG) and stereoelectroencephalography (sEEG) recording, spinal cord stimulation, brain stimulation and ablation solutions for patients suffering from epilepsy, Parkinson’s disease, dystonia, essential tremors and other related brain related disorders. Additionally, we are investigating the potential applications of our technology associated with artificial intelligence. Members of our management team have held senior leadership positions at a number of medical technology and biopharmaceutical companies, including Boston Scientific, St. Jude Medical, Stryker Instruments, C.R. Bard, A-Med Systems, Sunshine Heart, Empi, Don-Joy and PMT Corporation (“PMT”).

About this Offering

Common Stock and Warrant Offering

On January 12, 2021, the Company entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with certain accredited investors, pursuant to which the Company, in a private placement (the “Private Placement”), agreed to issue and sell an aggregate of 12,500,000 shares of Common Stock (the “Shares”), and warrants to purchase an aggregate of 12,500,000 shares of Common Stock (the “Warrants”) at an aggregate purchase price of $1.00 per share of Common Stock and corresponding warrant, resulting in total gross proceeds of $12.5 million before deducting placement agent fees and estimated offering expenses. The Warrants have an initial exercise price of $1.75 per share. The Private Placement closed on January 14, 2021.

Our Technology

We are developing our cortical, sheet and depth electrode technology to provide solutions for diagnosis through cEEG recording and sEEG recording and treatment through spinal cord stimulation, brain stimulation and ablation, all in one product. A cEEG is a continuous recording of the electrical activity of the brain that identifies the location of irregular brain activity, which information is required for proper treatment. cEEG recording involves an invasive surgical procedure, referred to as a craniotomy. sEEG involves a less invasive procedure whereby doctors place electrodes in targeted brain areas by drilling small holes through the skull. Both methods of seizure diagnosis are used to identify areas of the brain where epileptic seizures originate in order to precisely locate the seizure source for therapeutic treatment if possible.

Deep brain stimulation, or DBS, therapies involve activating or inhibiting the brain with electricity that can be given directly by electrodes on the surface or implanted deeper in the brain via depth electrodes. Introduced in 1987, this procedure involves implanting a power source referred to as a neurostimulator, which sends electrical impulses through implanted depth electrodes, to specific targets in the brain for the treatment of disorders such as Parkinson’s disease, essential tremor, dystonia, and chronic pain. Alzheimer’s is another indication evaluating the effects of DBS. Unlike ablative technologies, the effects of DBS are reversible.

RF ablation is a procedure that uses radiofrequency under the electrode contacts that is directed to the site of the brain tissue that is targeted for removal. The process involves delivering energy to the contacts, thereby heating them and destroying the brain tissue. The ablation does not remove the tissue. Rather, it is left in place and typically scar tissue forms in the place where the ablation occurs. This procedure is also known as brain lesioning as it causes irreversible lesions.

Failed back surgery syndrome (“FBSS”) is a condition that produces chronic lower back/leg pain due to one or more failed back surgeries. Typically, it is related to patients that suffer with pain after surgery of the lumbar spine for degenerative disc disease. Re-operations are usually not recommended for these patients due to low success rates. These patients experience greater levels of pain, a lower quality of life, varying levels of disability and higher rate of unemployment. Spinal cord stimulation works by placing an electrodes(s) in a targeted area of the spine and then connected to an implantable pulse generator that sends electrical stimulation to the electrode to block the pain signals from reaching the brain.

Our cortical sheet electrode and depth electrode technology has been tested over the years by both WARF, the owners of our licensed patents, and Mayo Clinic located in Rochester, Minnesota, in both pre-clinical models as well as through an IRB approval at Mayo Clinic for clinical research. Regarding our ablation electrode, the Cleveland Clinic has performed testing in bench top models and pre-clinical (or animal testing) modes. These pre-clinical tests have demonstrated that the technology is capable of recording, ablation and acute stimulation, although our technology remains in product development (meaning that additional trials will be needed prior to it being approved for sale by the U.S. Food and Drug Administration (the “FDA”)) for all of the recording (or diagnostic) and therapeutic modalities.

Strategy

Our goal is to be the global leader in cEEG and sEEG recording, deep brain stimulation and ablation, owning the procedure from diagnosis through treatment. The key elements of our strategy include:

●	Introduce cortical strip and grid electrodes for the diagnosis of epilepsy in United States: In December 2019, we announced that we received U.S. FDA 510(k) clearance to market our thin film cortical electrode technology for temporary (less than 30 days) recording, monitoring, and stimulation on the surface of the brain. Our initial product offering will be placed through traditional surgical means involving a craniotomy until such time, if any, that we launch our minimally invasive procedure. We believe, due to physician feedback, that our technology under development would represent a major improvement over existing cortical electrodes for the recording of brain activity. We are initially targeting epilepsy as we believe this is a clinical area of great need and a market that is underserved with a quick path to commercialization. We believe the largest and quickest-to-market geography for our cortical strip and grid technology under development is in the United States for a number of reasons, including the following: (i) many industry sources believe there is a large underserved U.S. market, (ii) healthy procedural reimbursement for centers and physicians, (iii) robust average selling prices, (iv) physician enthusiasm for our technology under development.

●	Launch depth electrodes for sEEG recording: Given the reluctance of patients to undergo epilepsy surgery due to its invasiveness, a number of epilepsy centers have adopted the use of depth electrodes, which are placed by drilling small holes into the patient’s cranium, thereby avoiding a craniotomy. We believe our technology will offer advantages to current depth electrode technology and will enable us to offer a therapeutic solution using this technology in the future. As we develop our technology, we plan to release further information about the expected advantages of our technology over currently available therapies.

●	Introduce minimally invasive delivery system for cortical electrodes: Cortical electrodes generally require a craniotomy, which is a very invasive procedure that can cause patient complications. Because of this, many patients have opted to not have epilepsy surgery, instead accepting the consequences and risks associated with epilepsy. We intend to develop a procedure that may include a delivery system placed through a small circular incision in the skull for implantation of the cortical grid and strip electrodes. We believe this will increase patient willingness to accept the surgery and increase market penetration. Until we are able to develop this procedure, if at all, our initial product offering will be placed through traditional surgical means involving a craniotomy and may be less likely to be adopted by physicians and patients due to unwillingness of patients to undergo epilepsy surgery.

●	Develop percutaneous placed electrodes for spinal cord stimulation with scalable contact configurations: Given that many surgically placed technologies have become less invasive due to patient and physician demands, we believe that our flexible thin film technology will allow for percutaneous placement, thus potentially eliminating the need to make a surgical incision. By leveraging our existing FDA cleared cortical electrode technology, we may be able to offer the ability to improve precision of where the stimulation is delivered. NeuroOne’s platform thin film technology has the capability to increase the number of contacts in a similar footprint that has fewer contacts.

●	Utilize these core technologies to develop all in one diagnostic and therapeutic solutions: Patients currently undergo one surgical procedure for diagnosis (either to have a cortical electrode placed via a craniotomy or depth electrodes placed via holes drilled into the skull) and, hopefully after the brain recordings successfully indicate where the affected brain tissue is located, a second procedure or surgery is then required to treat the patient. There is strong physician interest in being able to perform both the diagnostic and therapeutic procedure concurrently. We are developing our technology with the goal of being able to offer this benefit although there can be no assurance that we will be able to do so. We are pursuing cortical grid, strip and depth electrode technology that can record brain activity (diagnose), ablate brain tissue and also provide both acute and long term stimulation. The technology has demonstrated these functions in acute and short term animal models; however, additional development is required to offer a device that has long term therapeutic application. These therapeutic technologies are expected to require more robust regulatory approvals for the United States, ranging from a 510(k) with human clinical data to PMAs. We will engage the FDA at the proper time to determine the most efficient clinical path.

●	Gain approval for other brain or motor related disorders such as Parkinson’s with the therapeutic technologies developed for epilepsy: While we are developing our technology for the diagnosis and treatment of epilepsy, we believe that our technology has strong application and utilization for other brain or motor related disorders such as Parkinson’s disease, dystonia, essential tremors and facial pain as these diseases are currently treated with DBS if medications are not effective. As previously mentioned, we are planning to offer electrodes that can be implanted for long term stimulation applications, but such use will require that we pursue additional approvals from the FDA and any international regulatory bodies where we seek to commercialize our technology.

●	Explore partnerships with other companies that leverage our core technology: Given that our technology enables, complements and/or competes with a number of companies that are in the market or attempting to enter the market with diagnostic or therapeutic technologies to treat brain related disorders, we believe there may be opportunities to establish mutually beneficial relationships. In addition, our technology may have application in cardiovascular, orthopedic and pain related indications that could benefit from a hi-fidelity thin film electrode product that can provide stimulation and/or ablation therapies.

●	Investigate the potential applications associated with Artificial Intelligence: We have been informed by some of our corporate advisors that the ability to offer scale-able electrode technology that can provide thousands of electrodes in the brain may be helpful in treating medical conditions that may benefit from using artificial intelligence. The Company has formed an advisory board that will provide guidance to the Company as we continue to explore the opportunities in this exciting field.

Corporate History

NeuroOne Medical Technologies Corporation was originally incorporated under the laws of the State of Nevada under the name Original Source Entertainment, Inc. On July 20, 2017, we consummated a reverse acquisition transaction to acquire a privately-held company, NeuroOne, Inc., and as a result, NeuroOne, Inc. became our wholly-owned subsidiary. We refer to this transaction as the “Acquisition.” On December 30, 2019, NeuroOne, Inc. merged with and into NeuroOne Medical Technologies Corporation.

Corporate Information

Our principal executive offices are located at 7599 Anagram Dr., Eden Prairie, MN 55344, and our telephone number is 952-426-1383. We maintain a website at www.n1mtc.com, to which we regularly post copies of our press releases as well as additional information about us. Our filings with the Securities and Exchange Commission, or SEC, will be available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained on, or accessible through, our website does not constitute a part of this prospectus or our other filings with the SEC, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase shares of our Common Stock.

THE OFFERING

Securities offered by the Selling Stockholders	12,500,000 shares of Common Stock, and warrants to purchase 12,500,000 shares of Common Stock (and shares underlying the warrants)

Common Stock outstanding	35,592,451 shares (as of January 15, 2021)

Common Stock to be outstanding immediately after this offering, assuming full conversion or exercise of all Warrants	48,092,451 shares

Use of proceeds	We will not receive any proceeds from the sale by the Selling Stockholders of the shares of Common Stock being offered by this prospectus.

Current Market for the Common Stock and Warrants	Our Common Stock is currently quoted on the OTCQB under the symbol “NMTC.”

Risk factors	You should read the “Risk Factors” section of this prospectus and in NeuroOne’s Annual Report on Form 10-K for the year ended September 30, 2020, as amended, which is incorporated by reference into this prospectus for a discussion of certain factors to consider before deciding to purchase any of our securities.

Except as otherwise indicated, all information in this prospectus is based on 35,592,451 shares issued and outstanding at January 15, 2021 and does not take into account:

●	1,783,485 shares of our Common Stock issuable upon the exercise of options outstanding as of January 15, 2021, with a weighted-average exercise price of $1.93 per share;

●	52,752 shares of our Common Stock issuable upon the vesting of restricted stock units outstanding as of January 15, 2021;

●	10,170,588 shares of our Common Stock issuable upon the exercise of the warrants (other than the Warrants) outstanding as of January 15, 2021 with a weighted-average exercise price of $2.35 per share; and

●	2,998,267 shares of our Common Stock reserved for future issuance under our equity compensation plans.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before deciding whether to invest in our Common Stock, you should consider carefully the risks and uncertainties described under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on December 9, 2020, as amended on January 28, 2021, which is incorporated by reference in this prospectus, together with all of the information contained in this prospectus and documents incorporated by reference herein. We caution you that the risks and uncertainties we have described, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Risk Factors” and the documents incorporated by reference herein. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include statements about:

●	our plans to develop and commercialize our cortical strip, grid and depth electrode technology;

●	our plans for and our expectations regarding the pre-clinical testing and clinical trials of our cortical strip, grid and depth electrode technology that will be required by the FDA or foreign regulatory bodies;

●	the timing and availability of data from pre-clinical tests or clinical trials;

●	the timing of our planned regulatory filings;

●	the timing of and our ability to obtain and maintain regulatory approval of our cortical strip, grid and depth electrode technology;

●	our expectations regarding international opportunities for commercializing our cortical strip, grid and depth electrode technology under development;

●	our plans to list our Common Stock on Nasdaq;

●	the clinical utility of our cortical strip, grid and depth electrode technology under development;

●	our ability to develop our cortical strip, grid and depth electrode technology with the benefits we hope to offer as compared to existing technology, or at all;

●	our ability to develop future generations of our cortical strip, grid and depth electrode technology;

●	our future development priorities;

●	our ability to obtain reimbursement coverage for our cortical strip, grid and depth electrode technology;

●	our expectations about the willingness of healthcare providers to recommend our cortical strip, grid and depth electrode technology to people with epilepsy, Parkinson’s disease, essential tremors, and other brain related disorders;

●	our future commercialization, marketing and manufacturing capabilities and strategy;

●	our ability to comply with applicable regulatory requirements;

●	our ability to maintain our intellectual property position;

●	our estimates regarding the size of, and future growth in, the market for our technology under development; and

●	our estimates regarding our future expenses and needs for additional financing.

Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. You should refer to the “Risk Factors” section of this prospectus and the documents incorporated by reference herein for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of Common Stock offered by this prospectus by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current exercise price with respect to all warrants, would result in gross proceeds to us of $21,875,000. The use of proceeds from such Warrant exercises, if any, will be used for research and development, clinical studies, legal fees and sales and marketing expenses, as well as working capital and general corporate purposes. For information about the Selling Stockholders, see “Selling Stockholders.”

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares of Common Stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

This prospectus covers an aggregate of up to (i) 12,500,000 shares of our Common Stock and (ii) Warrants to purchase 12,500,000 shares of our Common Stock (and shares underlying the Warrants). We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our Common Stock by the Selling Stockholders as of January 15, 2021. The information in the table below with respect to the Selling Stockholders has been obtained from the Selling Stockholders. The Selling Stockholders may sell all, some or none of the shares of Common Stock subject to this prospectus. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares over which a Selling Stockholder has sole or shared voting power or investment power with respect to shares, and also any shares which the Selling Stockholder has the right to acquire within 60 days of January 15, 2021, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. To our knowledge, except as indicated in the footnotes to this table, (i) each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown in the table to be beneficially owned by such person, and (ii) none of the Selling Stockholders has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. Except as set forth below, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

We have assumed all shares of Common Stock reflected on the table will be sold from time to time in the offering covered by this prospectus, although the Selling Stockholders are under no obligation known to us to sell any shares of Common Stock at this time. Because the Selling Stockholders may offer all or any portions of the shares of Common Stock listed in the table below, no estimate can be given as to the amount of those shares of Common Stock covered by this prospectus that will be held by the Selling Stockholders upon the termination of the offering.

	Number of Shares of Common Stock Beneficially Owned		Shares	Beneficial Ownership After Offering
Name of Selling Stockholder	Prior to Offering (1)	Shares Offered	Underlying Warrants	Shares	Ownership Percentage(2)
AJD Holdings, LLC (3)	500,000	250,000	250,000	0	*
Happy Walters	585,010	200,000	200,000	185,010	*
Waltersco Holdings, LLC (4)	200,000	100,000	100,000	0	*
Robert J. Hennigan III	200,000	100,000	100,000	0	*
PS US Investments, LLC (5)	400,000	200,000	200,000	0	*
Kyle Armour	400,000	200,000	200,000	0	*
Bowdy Gardner	400,000	200,000	200,000	0	*
Christopher Masanto	652,750	300,000	300,000	52,750	*
John Hill	100,000	50,000	50,000	0	*
Meredith Ashley	100,000	50,000	50,000	0	*
Great Bay Strategies II LLC (6)	425,000	200,000	200,000	25,000	*
Kestrel Flight Fund LLC (7)	1,000,000	500,000	500,000	0	*
Jordan Fried	400,000	200,000	200,000	0	*
Christopher Davis	500,000	250,000	250,000	0	*
James Besser (8)	9,924,951	4,750,000	4,750,000	242,951	*
JEB Partners, L.P. (8)	1,000,000	500,000	500,000	0	*
Manchester Explorer, L.P. (8)	8,000,000	4,000,000	4,000,000	0	*
Morgan Frank (8)	9,500,000	4,750,000	4,750,000	0	*
David Wambeke	500,000	250,000	250,000	0	*
Tim Macready	200,000	100,000	100,000	0	*
Family Trust Under Article V of the Wesley R. Edens 2011 Annuity Trust Agreement (9)	400,000	200,000	200,000	0	*
Wesley R. Edens (9)	800,000	400,000	400,000	0	*
Phillip Forte	100,000	50,000	50,000	0	*
Marcus Smart	300,000	150,000	150,000	0	*
Brad Roberts	100,000	50,000	50,000	0	*
ACJ Holdings LLC (10)	200,000	100,000	100,000	0	*
Austin Alan Kibler	40,000	20,000	20,000	0	*
John Konchar	100,000	50,000	50,000	0	*
Vivian Schreiber	50,000	25,000	25,000	0	*
JOJ Holdings, LLC (11)	550,000	200,000	200,000	150,000	*
Lineage Ventures (12)	210,000	105,000	105,000	0	*
Special Situations Life Sciences Fund, L.P. (13)	3,500,000	1,750,000	1,750,000	0	*
Special Situations Private Equity Fund, L.P. (14)	2,500,000	1,250,000	1,250,000	0	*
Draper Inc. (15)	100,000	50,000	50,000	0	*
Walsh Capital Industries Corp (16)	100,000	50,000	50,000	0	*
Sean Garber	200,000	100,000	100,000	0	*

*	Denotes less than 1%.

(1)

Beneficial ownership is determined in accordance with Rule 13d-3(d) under the Securities Act, and includes any shares of Common Stock as to which the Selling Stockholder has sole or shared voting power or investment power, and also any shares which the Selling Stockholder has the right to acquire within 60 days of January 15, 2021, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the Selling Stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Based upon 35,592,451 shares of Common Stock issued and outstanding as of January 15, 2021.

(3)	Alex Dunn has voting control and investment discretion over the securities reported herein that are held by AJD Holdings, LLC.

(4)	Robert S. Walters has voting control and investment discretion over the securities reported herein that are held by Waltersco Holdings, LLC.

(5)	Ricardo Puig has voting control and investment discretion over the securities reported herein that are held by PS US Investments, LLC.

(6)	Robert Fagenson has voting control and investment discretion over the securities reported herein that are held by Great Bay Strategies II LLC.

(7)	Albert Hanser, managing partner of Kestrel Flight Fund LLC, has voting control and investment discretion over the securities reported herein that are held by Kestrel Flight Fund LLC.

(8)	Based on Form 3 filed by Mr. Besser on January 21, 2021. The reported securities and warrants are directly owned by James Besser, in his personal capacity, Manchester Explorer, L.P., JEB Partners, L.P and by Morgan C. Frank in his personal capacity. The reported securities and warrants are indirectly beneficially owned by Manchester Management PR, LLC and Manchester Management Company, LLC as a result of having investment discretion over Manchester Explorer, L.P. and JEB Partners, L.P. The reported securities and warrants may also be deemed to be indirectly beneficially owned by James E. Besser, as the Managing Member of Manchester Management PR, LLC and Manchester Management Company, LLC and by Morgan C. Frank, who serves as a portfolio manager and as a consultant for Manchester Management Company, LLC. Mr. Besser disclaim beneficial ownership of the reported securities and warrants except to the extent of his pecuniary interest therein. The percentage in this table reflects that the reporting persons may not exercise the warrants to the extent such exercise would cause the reporting persons to beneficially own a number of shares of Common Stock that would exceed 9.99% of our then outstanding Common Stock following such exercise.

(9)	Wesley R. Edens has voting control and investment discretion over the securities reported herein that are held by the Family Trust Under Article V of the Wesley R. Edens 2011 Annuity Trust Agreement.

(10)	Alexander Ruthizer, Steven Reynolds and Jonathan David have voting control and investment discretion over the securities reported herein that are held by ACJ Holdings LLC. (11) Justin Schreiber has voting control and investment discretion over the securities reported herein that are held by JOJ Holdings, LLC.

(12)	Jordan D. Funk has voting control and investment discretion over the securities reported herein that are held by Lineage Ventures.

(13)	David Greenhouse, Austin Marxe and Adam Stettner have voting control and investment discretion over the securities reported herein that are held by Special Situations Life Sciences Fund, L.P.

(14)	David Greenhouse, Austin Marxe and Adam Stettner have voting control and investment discretion over the securities reported herein that are held by Special Situations Private Equity Fund, L.P.

(15)	Denise Aversano has voting control and investment discretion over the securities reported herein that are held by Draper Inc.

(16)	Daniel Walsh has voting control and investment discretion over the securities reported herein that are held by Walsh Capital Industries Corp.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus relates to the resale from time to time of up to 25,000,000 shares of Common Stock of the Company by the Selling Stockholders listed on page 8. As described below under “About this Prospectus” and “Prospectus – Summary About this Offering,” the shares of our Common Stock registered by this prospectus include (i) 12,500,000 shares of our Common Stock and (ii) Warrants to purchase 12,500,000 shares of our Common Stock (and shares underlying the Warrants). We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

The Company’s authorized capital stock consists of 100,000,000 shares of Common Stock, par value of $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Holders of the Company’s Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of the Company’s Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding Common Stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s Common Stock are entitled to share in all dividends that the Company’s board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. The Company’s Common Stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s Common Stock.

The Company’s certificate of incorporation authorize the issuance of 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law, or “Section 203”. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the consummation of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our certificate of incorporation and bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

●	provide that the authorized number of directors may be changed only by resolution adopted by a majority of the board of directors;

●	provide that the board of directors or any individual director may only be removed with cause and the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our then outstanding capital stock;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or subject to the rights of holders of preferred stock as designated from time to time, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	divide our board of directors into three classes;

●	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

●	do not provide for cumulative voting rights, which means that holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election;

●	provide that special meetings of our stockholders may only be called by the chairman of the board of directors, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not any vacancies exist); and

●	provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim against us governed by the internal affairs doctrine.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our then outstanding capital stock.

PLAN OF DISTRIBUTION

This prospectus includes 12,500,000 shares of Common Stock, Warrants to purchase 12,500,000 shares of Common Stock and shares underlying the Warrants offered by the Selling Stockholders (both following the exercise of the Warrants by the Selling Stockholders, and/or upon exercise of the Warrants by purchasers of such Warrants).

Each Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of Common Stock on the OTCQB or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. We do not intend to apply for listing of the Warrants on any securities exchange or other trading system.

In addition, the Selling Stockholders may transfer the shares of Common Stock and Warrants by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of Common Stock or Warrants to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock or Warrants in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock or Warrants may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock or Warrants is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock or Warrants being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock or Warrants registered pursuant to the registration statement, of which this prospectus is a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock or Warrants. All of the foregoing may affect the marketability of the shares of Common Stock and Warrants and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock or Warrants. We will pay all expenses of the registration of the shares of Common Stock and Warrants.

Once sold under the registration statement, of which this prospectus is a part, the shares of Common Stock and Warrants will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Honigman LLP, Kalamazoo, Michigan.

EXPERTS

The financial statements of the Company as of September 30, 2020 and 2019, and for each of the two years in the period ended September 30, 2020, incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file proxy statements and annual, quarterly, and special reports, and other information with the SEC.

The SEC maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules which may be accessed at the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus plus consolidated financial statements included in this prospectus is considered to be part of this prospectus. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. You should read the information incorporated by reference because it is an important part of this prospectus.

This prospectus incorporates by reference the documents listed below, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on December 9, 2020 as amended on January 28, 2021;

●	our Current Reports on Form 8-K filed with the SEC on October 6, 2020, January 7, 2021 and January 15, 2021; and

●	the description of our Common Stock in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed on December 9, 2020.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We also incorporate by reference any future filings, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items, made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and later information filed with the SEC may update and supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

These documents may also be accessed on our website at www.n1mtc.com/investors. Information contained in, or accessible through, our website is not a part of this prospectus. We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all reports or documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those reports or documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address.

NeuroOne Medical Technologies Corporation

7559 Anagram Drive

Eden Prairie, Minnesota 55344

(952) 426-1383

Attention: Ron McClurg

ronm@n1mtc.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Company, or the Registrant, in connection with the sale of the Common Stock being registered. The selling stockholders will not bear any portion of such expenses. All amounts shown are estimates except for the SEC registration fee.

Nature of Expense	Amount
SEC registration fee	$6,615
Accounting fees and expenses	$15,000
Legal fees and expenses	$75,000
Transfer agent’s fees and expenses	$1,000
Printing and related fees	$2,500
Miscellaneous	$10,000
Total	$110,115

Item 14. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Company’s certificate of incorporation provides for the indemnification of its directors to the fullest extent permitted under the Delaware General Corporation Law. The Company’s bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Company’s certificate of incorporation includes such a provision. Under the Company’s bylaws, expenses incurred by any director or officers in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company, as long as such undertaking remains required by the Delaware General Corporation Law.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including reasonable attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Company or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

There is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, other than the ongoing litigation that includes the former employer of Mark Christianson claiming, among other things, certain breaches of non-competition obligations and confidentiality and non-disclosure obligations to such prior employer and federal and state law by virtue of such officer’s work for the Company, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Company has an insurance policy that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by the registrant in the three years preceding the date of this registration statement.

On January 12, 2021, the Company entered into the Purchase Agreement with certain accredited investors, pursuant to which, the Company in the Private Placement, agreed to issue and sell the Shares and the Warrants, resulting in total gross proceeds of $12.5 million before deducting placement agent fees and estimated offering expenses. The Warrants have an initial exercise price of $1.75 per share. The Private Placement closed on January 14, 2021.

Between April 30, 2020 and June 30, 2020, the Company entered into subscription agreements with certain accredited investors (the “2020 Paulson Subscribers”), pursuant to which the Company, in a private placement, agreed to issue and sell to the 2020 Paulson Subscribers 13% convertible promissory notes (each, a “2020 Paulson Note” and, collectively, the “2020 Paulson Notes”) and warrants to purchase shares of Common Stock (each, a “2020 Paulson Warrant” and, collectively, the “2020 Paulson Warrants”). As of the final closing of the 2020 Paulson Private Placement, the Company issued 2020 Paulson Notes in an aggregate principal amount of $5,122,700, and 2020 Paulson Warrants exercisable for 1,369,690 shares of Common Stock. In connection with the 2020 Paulson Private Placement, Paulson Investment Company (“Paulson”) received a cash commission equal to 12% of the gross proceeds from the sale of the 2020 Paulson Notes and 7-year warrants to purchase an amount of Common Stock equal to 410,911, with an exercise price equal to $1.87.

In addition, between May 4, 2020 and July 21, 2020, certain 2020 Paulson Subscribers elected to convert $3,590,353 of the outstanding principal and interest of the 2020 Paulson Notes into 4,012,334 shares of Common Stock, and on July 23, 2020, the remaining $1,613,961 of the outstanding principal and interest of the 2020 Paulson Notes were automatically converted into 1,605,532 shares of Common Stock following the announcement of a Strategic Transaction.

Between November 1, 2019 and December 3, 2019, the Company entered into subscription agreements with certain accredited investors (the “2019 Paulson Subscribers”), pursuant to which the Company, in a private placement (the “2019 Paulson Private Placement”), agreed to issue and sell to the 2019 Paulson Subscribers  13% convertible promissory notes (each, a “2019 Paulson Note” and collectively, the “2019 Paulson Notes”) and warrants to purchase shares of Common Stock with an exercise price of $1.87 (each, a “2019 Paulson Warrant” and collectively, the “2019 Paulson Warrants”). As of the final closing of the 2019 Paulson Private Placement, the Company issued 2019 Paulson Notes in an aggregate principal amount of $3,234,800 and 2019 Paulson Warrants exercisable for 864,913 shares of Common Stock. In connection with the 2019 Paulson Private Placement, Paulson received a cash commission equal to 12% of the gross proceeds from the sale of the 2019 Paulson Notes, and 10-year warrants to purchase 259,476 shares of Common Stock at an exercise price of $1.87 per share.

In addition, between April 24, 2020 and December 15, 2020, certain 2019 Paulson Subscribers elected to convert $3,453,883.00 of the outstanding principal and interest of the 2019 Paulson Notes into 3,054,372 shares of Common Stock.

On October 23, 2019 and July 28, 2020, the Company entered into securities purchase agreements with certain accredited investors in separate private placements, pursuant to which the Company agreed to issue and sell 141,666 shares in exchange for $254,998.80 and 75,000 shares in exchange for $135,000.00, respectively.

In connection with a private placement, between December 28, 2018 and July 1, 2019, the Company entered into subscription agreements with accredited investors, pursuant to which the Company agreed to issue and sell to the purchasers units for $2.50 per unit (the “2019 Private Placement”). Each unit consisted of (i) one share of Common Stock and (ii) a warrant to purchase one share of Common Stock at an initial exercise price of $3.00 per share. The warrants are exercisable beginning on the date of issuance and expire on December 28, 2023. The Company has issued an aggregate of 2,338,179 units, for total gross proceeds to the Company of approximately $5,845,448 in connection with all closings of the 2019 Private Placement. In connection with the 2019 Private Placement, Paulson received a cash commission equal to 12% of the gross proceeds from the sale of the units to the Paulson Investors, and HRA Capital received a cash commission equal to 8% of the gross proceeds from the sale of the units to certain investors (the “HRA Investors”).

In addition, pursuant to placement agent agreements, on July 1, 2019, the Company issued 5-year warrants to Paulson and its designees to purchase 193,417 shares of Common Stock at an exercise price of $2.75 per share, and the Company issued to Corinthian Partners, LLC and its designees 5-year warrants to purchase 17,760 shares of Common Stock at an exercise price of $3.00 per share and 5-year warrants to purchase 135,512 shares of Common Stock at an exercise price of $2.00 per share.

In connection with a private placement, between July 9, 2018 and November 30, 2018, the Company entered into subscription agreements with accredited investors, pursuant to which the Company agreed to issue and sell to the purchasers units for $2.50 per unit (the “2018 Private Placement”). Each unit consisted of (i) one share of Common Stock and (ii) a warrant to purchase one share of Common Stock at an initial exercise price of $3.00 per share. The Company issued an aggregate of 615,200 units, for total gross proceeds to the Company of approximately $1,538,000 in connection with all closings of the 2018 Private Placement.

On October 1, 2019, in consideration for consulting services, the Company agreed to issue to a consultant 100,000 shares of Common Stock on the following schedule: 50,000 shares of Common Stock in connection with the execution of the consulting agreement, 25,000 shares of Common Stock on January 1, 2020 and 25,000 shares of Common Stock on April 1, 2020. On April 22, 2020, the Company entered into an amendment to the Consulting Agreement, pursuant to which the Company issued the consultant an additional 35,000 shares in exchange for consulting services.

On October 28, 2019, in consideration for consulting services, the Company agreed to issue to a consultant 15,000 shares of Common Stock on the following schedule: 5,000 shares of Common Stock in connection with the execution of the consulting agreement, 5,000 shares of Common Stock before December 28, 2019 and 5,000 shares of Common Stock before January 28, 2020.

On February 6, 2018, pursuant to a services agreement with JLS Ventures, LLC, the Company agreed to issue to JLS an aggregate of 250,000 shares of Common Stock for investor relations services. The Company issued to JLS 100,000 shares of Common Stock on April 26, 2018, 50,000 shares of Common Stock on May 7, 2018, 50,000 shares of Common Stock on August 29, 2018, and 50,000 shares of Common Stock on November 2, 2018.

On August 18, 2017, the Company entered into subscription agreements with the subscribers (the “Series 2 Subscribers”) identified therein (the “Series 2 Subscription Agreements”). Pursuant to the terms of the Series 2 Subscription Agreements, the Company issued to the Series 2 Subscribers the Series 2 Notes (the “Series 2 Notes”) and warrants. In addition, in March 2018, the Company issued to the Series 2 Subscribers additional warrants to purchase shares of the Company’s capital stock. The total amount of Series 2 Notes sold pursuant to the Series 2 Subscription Agreements was $253,000.

Effective as of July 2, 2018, the Company entered into the Series 1 Notes Debt Conversion Agreement with each subscriber to the Series 1 subscription agreements (the “Series 1 Subscribers”, and together with the Series 2 Subscribers, the “Subscribers”) and the Series 2 Notes Debt Conversion Agreement with each Series 2 Subscriber (the “Conversion Agreements”) to (i) convert the outstanding principal and accrued and unpaid interest (the “Outstanding Balance”) under the Series 1 notes (the “Series 1 Notes”) and the Series 2 Notes (together, the “Series Notes”) into shares of the Company’s Common Stock based on the Outstanding Balance divided by $1.80 per share (the “Conversion Shares”); (ii) cancel and extinguish the Series Notes; and (iii) amend and restate all of the warrants to make them immediately exercisable upon conversion, at a per share exercise price equal to $1.80 per share. As consideration for the early conversion of the Series Notes, the Company issued each Subscriber a new warrant, exercisable for up to the number of shares of Common Stock equal to the number of Conversion Shares received by such Subscriber; at a per share exercise price of $1.80 per share. The new warrants are exercisable commencing on July 2, 2018, and expire on November 21, 2021.

Pursuant to the Conversion Agreements, $1,804,064 of the outstanding principal and interest of the Series 1 Notes was converted into 1,002,258 shares of Common Stock and $259,297 of the outstanding principal and interest of the Series 2 Notes was converted into 144,053 shares of Common Stock. Additionally, as of July 2, 2018, 2,482,372 shares of Common Stock were issuable upon exercise of the warrants.

Between October 2017 and May 2018, the Company issued the Series 3 Notes in an aggregate principal amount of $1.5 million that bear interest at a fixed rate of 8% per annum and warrants to purchase shares of the Company’s capital stock. On February 28, 2019, the Company completed an equity round of financing resulting in more than $3 million in gross proceeds when it closed on the sale of units in connection with the 2019 Private Placement. Following such financing, the outstanding principal and interest of the Series 3 Notes of $1,678,361 was automatically converted in accordance with the terms of the Series 3 Notes into 839,179 shares of Common Stock and 839,179 warrants at an exercise price equal to $3.00 per share. Additionally, the previously issued warrants became immediately exercisable for 839,179 shares of Common Stock, at an exercise price equal to $2.50 per share, and will expire on February 28, 2024. The exercise price and number of the shares of our Common Stock issuable upon exercise of the warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization, business combination or similar transaction.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated under the Securities Act for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit No.	Document

2.1 *	Agreement and Plan of Merger and Reorganization, dated as of July 20, 2017, by and among NeuroOne Medical Technologies Corporation, OSOK Acquisition Company and NeuroOne, Inc. (incorporated by reference to Exhibit 2.1 on the Registrant’s Current Report on Form 8-K filed on July 20, 2017)

2.2	Plan of Conversion, dated as of June 20, 2017, of NeuroOne Medical Technologies Corporation (incorporated by reference to Exhibit 2.1 on the Registrant’s Current Report on Form 8-K filed on June 29, 2017)

3.1	Certificate of Incorporation of NeuroOne Medical Technologies Corporation (incorporated by reference to Exhibit 3.4 on the Registrant’s Current Report on Form 8-K filed on June, 29, 2017)

3.2	Bylaws of NeuroOne Medical Technologies Corporation (incorporated by reference to Exhibit 3.5 on the Registrant’s Current Report on Form 8-K filed on June 29, 2017)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 on the Registrant’s Current Report on Form 8-K filed on July 20, 2017)

5.1	Opinion of Honigman LLP

10.1 #	Amended and Restated Exclusive Start-up Company License Agreement, effective as of January 21, 2020, by and between NeuroOne Medical Technologies Corporation and Wisconsin Alumni Research Foundation (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on January 24, 2020)

10.2 ##	Mayo Foundation for Medical Education and Research Amended and Restated License and Development Agreement, dated as of May 25, 2017, by and between Mayo Foundation for Medical Education and Research, and NeuroOne LLC (incorporated by reference to Exhibit 10.3 on the Registrant’s Current Report on Form 8-K filed on July 20, 2017)

10.3 +	2016 Equity Incentive Plan of NeuroOne, Inc. (incorporated by reference to Exhibit 10.11 on the Registrant’s Current Report on Form 8-K filed on July 20, 2017)

10.4 +	Form of Stock Option Award Agreement pursuant to 2016 Equity Incentive Plan of NeuroOne, Inc. (incorporated by reference to Exhibit 10.12 on the Registrant’s Current Report on Form 8-K filed on July 20, 2017)

10.5 +	Restricted Stock Purchase Agreement, dated as of April 10, 2017, by and between NeuroOne, Inc. and Thomas Bachinski (incorporated by reference to Exhibit 10.13 on the Registrant’s Current Report on Form 8-K filed on July 20, 2017)

10.6 +	2017 Equity Incentive Plan of the Company (incorporated by reference to Appendix G to Schedule 14C filed on April 20, 2017)

10.7+	NeuroOne Medical Technologies Corporation 2017 Equity Incentive Plan Option Agreement (incorporated by reference to Exhibit 10.15 on the Registrant’s Current Report on Form 8-K filed on July 20, 2017)

10.8 +	NeuroOne Medical Technologies Corporation 2017 Equity Incentive Plan Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.16 on the Registrant’s Current Report on Form 8-K filed on July 20, 2017)

10.9 +	Offer Letter, dated as of December 1, 2016, to Mark Christianson from NeuroOne, Inc. (incorporated by reference to Exhibit 10.18 on the Registrant’s Current Report on Form 8-K filed on July 20, 2017)

10.10 +	Form of Indemnification Agreement with the Company’s Officers and Directors (incorporated by reference to Exhibit E to Appendix B to Schedule 14C filed on April 20, 2017)

10.11 +	Separation and Release Agreement, dated as of June 28, 2017, by and between NeuroOne, Inc. and Wade Fredrickson (incorporated by reference to Exhibit 10.23 on the Registrant’s Current Report on Form 8-K filed on July 20, 2017)

10.12+	Employment Agreement, dated as of August 4, 2017, by and between NeuroOne Medical Technologies Corporation and David A. Rosa (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on August 7, 2017)

10.13	First Amendment to Promissory Note, dated as of November 30, 2017, by and between NeuroOne Medical Technologies Corporation and the Subscribers (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on December 6, 2017)

10.14	Form of Capital Stock Purchase Warrant issued pursuant to August 2017 Subscription Agreement (incorporated by reference to Exhibit 4.2 on the Registrant’s Current Report on Form 8-K filed on August 23, 2017)

10.15	Form of October 2017 Subscription Agreement (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on October 6, 2017)

10.16	Form of Promissory Note issued pursuant to October 2017 Subscription Agreement (incorporated by reference to Exhibit 4.1 on the Registrant’s Current Report on Form 8-K filed on October 6, 2017)

10.17	Form of Capital Stock Purchase Warrant issued pursuant to October 2017 Subscription Agreement (incorporated by reference to Exhibit 4.2 on the Registrant’s Current Report on Form 8-K filed on October 6, 2017)

10.18	Form of Amended and Restated Subscription Agreement (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on December 20, 2017)

10.19	Form of Amended and Restated Promissory Note issued pursuant to Amended and Restated Promissory Note and Warrant Subscription Agreement (incorporated by reference to Exhibit 4.1 on the Registrant’s Current Report on Form 8-K filed on December 20, 2017)

10.20	Form of Amended and Restated Capital Stock Purchase Warrant issued pursuant to Amended and Restated Promissory Note and Warrant Subscription Agreement (incorporated by reference to Exhibit 4.2 on the Registrant’s Current Report on Form 8-K filed on December 20, 2017)

10.21	Form of Amended and Restated Note issued pursuant to August 2017 Subscription Agreement, as amended (incorporated by reference to Exhibit 4.1 on the Registrant’s Current Report on Form 8-K filed on March 16, 2018)

10.22	Form of Replacement Warrant issued pursuant to August 2017 Subscription Agreement, as amended (incorporated by reference to Exhibit 4.2 on the Registrant’s Current Report on Form 8-K filed on March 16, 2018)

10.23	Form of Additional Warrant issued pursuant to August 2017 Subscription Agreement, as amended (incorporated by reference to Exhibit 4.3 on the Registrant’s Current Report on Form 8-K filed on March 16, 2018)

10.24 +	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.40 to Registrant’s Annual Report on Form 10-K filed April 16, 2018)

10.25	Form of Series 1 Notes Debt Conversion Agreement (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed July 6, 2018)

10.26	Form of Series 2 Notes Debt Conversion Agreement (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed July 6, 2018)

10.27	Form of Warrant (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed July 13, 2018)

10.28	Form of Purchase Agreement (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed July 13, 2018)

10.29	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed July 13, 2018)

10.30 +	Form of Employee Proprietary Information, Inventions, Assignment and Non-Competition Agreement. (incorporated by reference to Exhibit 10.52 on the Registrant’s Annual Report on Form 10-KT filed on December 12, 2018)

10.31	Form of Warrant (incorporated by reference to Exhibit 4.1 on the Registrant’s Current Report on Form 8-K filed on January 4, 2019)

10.32	Form of Purchase Agreement (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on January 4, 2019)

10.33	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 on the Registrant’s Current Report on Form 8-K filed on January 4, 2019)

10.34 +	Offer Letter, effective as of April 1, 2019, between Steve Mertens and NeuroOne Medical Technologies Corporation (incorporated by reference to Exhibit 10.2 on the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2019)

10.35	Form of Conversion Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on March 6, 2019)

10.36	Form of Paulson Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on July 5, 2019)

10.37	Form of HRA Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on July 5, 2019)

10.38	Letter Agreement, dated as of May 8, 2019, between NeuroOne Medical Technologies Corporation and Lifestyle Healthcare LLC (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on May 8, 2019)

10.40	Lease Agreement, dated as of October 7, 2019, by and among NeuroOne Medical Technologies Corporation and Biynah Cleveland, LLC, BIP Cleveland, LLC, and Edenvale Investors (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on October 11, 2019)

10.41	Lock-Up Agreement, effective as of October 21, 2019, between Wade Fredrickson and the Company (incorporated by reference to Exhibit 10.42 on the Registrant’s Annual Report on Form 10-K filed on December 20, 2019)

10.42	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on October 29, 2019)

10.43	Form of Convertible Promissory Note issued pursuant to November 2019 Promissory Note and Warrant Subscription Agreement (incorporated by reference to Exhibit 4.1 on the Registrant’s Current Report on Form 8-K filed on November 7, 2019)

10.44	Form of Common Stock Purchase Warrant issued pursuant to November 2019 Promissory Note and Warrant Subscription Agreement (incorporated by reference to Exhibit 4.2 on the Registrant’s Current Report on Form 8-K filed on November 7, 2019)

10.45	Form of November 2019 Promissory Note and Warrant Subscription Agreement (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on November 7, 2019)

10.46	Form of Broker Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 24, 2020)

10.47	Form of First Amendment to Convertible Promissory Note (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on December 11, 2019)

10.48	Form of Second Amendment to Convertible Promissory Note (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on April 30, 2020)

10.49	Form of Convertible Promissory Note issued pursuant to April 2020 Promissory Note and Warrant Subscription Agreement (incorporated by reference to Exhibit 4.1 on the Registrant’s Current Report on Form 8-K filed on May 1, 2020)

10.50	Form of Warrant issued pursuant to April 2020 Promissory Note and Warrant Subscription Agreement (incorporated by reference to Exhibit 4.2 on the Registrant’s Current Report on Form 8-K filed on May 1, 2020)

10.51	Form of April 2020 Promissory Note and Warrant Subscription Agreement (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on May 1, 2020)

10.52	Exclusive Development and Distribution Agreement, dated as of July 20, 2020, by and between the Company and Zimmer, Inc. (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on July 22, 2020).

10.53	Securities Purchase Agreement, dated as of July 24, 2020, by and between the Company and the Purchaser listed thereto (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on August 3, 2020).

10.54+	Employment Offer Letter, dated as of January 1, 2021, by and between Ron McClurg and the Company (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on January 7, 2021)

10.55	Form of Purchase Agreement (incorporated by reference to Exhibit 10.1 on the Registrant’s Current Report on Form 8-K filed on January 15, 2021).

10.56	Form of Warrant (incorporated by reference to Exhibit 4.1 on the Registrant’s Current Report on Form 8-K filed on January 15, 2021).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to Registrant’s Annual Report on Form 10-K filed December 9, 2020)

23.1	Consent of BDO USA, LLP

23.2	Consent of Honigman LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included in signature page hereto)

*	Pursuant to Item 601(b)(2) of Regulation S-K, the Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the Securities and Exchange Commission upon request.

#	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request. Certain portions of the exhibits that are not material and would be competitively harmful if publicly disclosed have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. Copies of the unredacted exhibits will be furnished to the SEC upon request.

##	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.

+	Indicates management contract or compensatory plan.

Item 17. Undertakings.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eden Prairie, State of Minnesota, on February 10, 2021.

NeuroOne Medical Technologies Corporation

By:	/s/ David Rosa
David Rosa
Its:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints David Rosa his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 10, 2021	/s/ David Rosa
David Rosa
Chief Executive Officer and Director
(Principal Executive Officer)

Date: February 10, 2021	/s/ Ronald McClurg
Ronald McClurg
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

Date: February 10, 2021	/s/ Paul Buckman
Paul Buckman
Director

Date: February 10, 2021	/s/ Jeffrey Mathiesen
Jeffrey Mathiesen
Director

Date: February 10, 2021	/s/ Edward Andrle
Edward Andrle
Director